Exhibit 99.1

Atlantic Power Corporation Announces Election of Directors

DEDHAM, MASSACHUSETTS — June 19, 2019 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced that the nominees listed in the management information circular and proxy statement for the 2019 Annual and Special Meeting of Shareholders (the “Annual Meeting”) were elected as directors of the Company. Detailed results of the votes by proxy for the election of directors held at the Annual Meeting today in Toronto, Ontario are set out below. As previously announced, Irving R. Gerstein retired from the Company’s Board of Directors following the Annual Meeting and was succeeded as Chairman by Kevin T. Howell.

Nominee	Votes For	% For	Votes Withheld	% Withheld
R. Foster Duncan	54,201,803	97.17%	1,579,913	2.83%
Kevin T. Howell	54,231,484	97.22%	1,550,232	2.78%
Danielle S. Mottor	54,191,693	97.15%	1,590,024	2.85%
Gilbert S. Palter	54,352,256	97.44%	1,429,460	2.56%
James J. Moore, Jr.	54,294,888	97.33%	1,486,828	2.67%

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in nine states in the United States and two provinces in Canada. The generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2019 to 2037. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). The majority of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s common shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.